THE STEELPATH MLP FUNDS TRUST
RULE 12b-1 PLAN
CLASS A SHARES

           The SteelPath MLP Funds Trust (the “Trust”) has adopted this Rule 12b-1 Plan (the “Plan”) for Class A Shares of each fund listed on Schedule A hereto (each a “Fund” and collectively, the “Funds”), in accordance with Rule 12b-1 under the Investment Company Act of 1940, as amended (the “1940 Act”):

1.        Distribution and Service Support

           Subject to the supervision of the Board of Trustees of the Trust (the “Board”), the Trust may, directly or indirectly, finance any distribution, sales or promotional activity that is primarily intended to result in the sale of shares of the Funds, including but not limited to: (a) payments, including incentive compensation, to securities dealers or brokers, administrators or other financial intermediaries, financial institutions, investment advisors and others (“Intermediaries”) that are engaged in the sale of Fund shares, or that may be advising shareholders of the Trust regarding the purchase, sale or retention of Fund shares, or that hold Fund shares for shareholders in omnibus accounts or as shareholders of record; (b) payments to Intermediaries that provide shareholder or administrative services to a Fund and its shareholders or that maintain shareholder accounts; (c) expenses of maintaining personnel (including personnel of organizations with which the Trust has entered into agreements related to this Plan) who engage in or support distribution of Fund shares; (d) costs of preparing, printing and distributing prospectuses and statements of additional information and reports of the Funds for recipients other than existing shareholders of the Funds; (e) costs of formulating and implementing marketing and promotional activities, including, but not limited to, sales seminars, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising; (f) costs of preparing, printing and distributing sales literature; (g) costs of obtaining such information, analyses and reports with respect to marketing and promotional activities as the Trust may, from time to time, deem advisable; and (h) costs of implementing and operating this Plan (collectively, “Distribution and Service Support”).  The Trust is authorized to engage in the activities listed above, and in any other activities related to the distribution of Class A Shares, either directly or through other persons with which the Trust has entered into agreements related to this Plan.

2.        Compensation

A.        Distribution Fees.  Each Fund is authorized to compensate the Trust’s distributor (“Distributor”), SteelPath Fund Advisors, LLC (“Advisor”) or any entity approved by the Board for providing or arranging to provide Distribution and Service Support under this Plan.  Each Fund will pay a fee at the annual rate of up to 0.25% of each Fund’s average daily net assets attributable to Class A shares.  The fee will be accrued by the Funds daily, and will be payable on the last day of each calendar month for services performed hereunder during that month or on such other schedule as requested in writing.  The Distributor, the Advisor or any entity approved by the Board may waive its right to any fee to which it is entitled hereunder, provided such waiver is delivered to the Funds in writing.  Fees paid hereunder may be used, among other things, to make the payments contemplated by Section 3 of this Plan  and to pay interest and principal where such payments have been financed.

B.        Any Fund may pay fees to the Distributor at a lesser rate than the fees specified in Section 2.A. of this Plan as agreed upon by the Board and Distributor.

C.       Payments under this Plan are not tied exclusively to expenses incurred.  If this Plan–is terminated or not renewed with respect to the shares of any Fund, any expenses incurred by the Distributor under this Plan on behalf of the Fund which are in excess of payments which the Distributor has received or accrued through the termination date will be the sole responsibility and liability of the Distributor, and are not obligations of the Fund.

3.        Intermediaries

The Trust hereby authorizes the Distributor to enter into written agreements with Intermediaries to provide the Distribution and Service Support related to the Plan.  The Distributor may compensate Intermediaries for providing Distribution and Service Support to Class A shareholders from any fees received under the Plan as provided in Section 2 of this Agreement.  Payments to an Intermediary as compensation for providing Distribution and Service Support are contingent upon compliance by the Intermediary with the terms of the written agreement between the Distributor and the Intermediary.

4.        Term and Termination

A.       This Plan has been approved by the Board of Trustees of the Trust in accordance with Rule 12b-1(b)(2) of the 1940 Act.

B.       This Plan continue in effect for a period of more than one year from its effective date, provided that such continuation is specifically approved at least annually by vote of the Board of Trustees of the Trust and of the Trustees who are not “interested persons” (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Plan or in any agreements related to this Plan (“Independent Trustees”), cast in person at a meeting called for the purpose of voting on this Plan.

C.       This Plan may be terminated at any time, without the payment of any penalty, by a vote of a majority of the Independent Trustees, or by vote of a majority of our outstanding voting securities, as defined in the 1940 Act.

5.        Quarterly Reports

           The Distributor or Advisor shall provide to the Board of Trustees of the Trust and the Board will review, at least quarterly, a written report of the amounts expended under this Plan and any related agreements and the purposes for which such expenditures were made.

6.        Amendments

           This Plan may not be amended to increase materially the maximum amount to be paid hereunder without shareholder approval and all material amendments to this Plan shall be approved only in accordance with the provisions of Section 4(B) of this Plan.

7.        Compliance with Fund Governance Standards

           While this Plan is in effect, the Trust will comply with those fund governance standards in Rule 0-1(a)(7) under the 1940 Act then in effect, including the requirements that: (a) the selection and nomination of Independent Trustees will be made solely at the discretion of the existing Independent Trustees; (b) any person who acts as legal counsel for the Independent Trustees shall be independent legal counsel as defined in Rule 0-1(a)(6) under the 1940 Act; (c) the Board of Trustees conduct an annual self-assessment; and (d) the Independent Trustees meet at least quarterly in a session at which no Trustees who are interested persons are present.

8.        Recordkeeping

           The Trust will preserve copies of this Plan (including any amendments thereto) and any related agreements and all reports made pursuant to Paragraph 5 hereof for a period of not less than six years from the date thereof, the first two years in an easily accessible place.

9.        Severability

           As this Plan covers Class A Shares of each of the Funds, the provisions of this Plan are severable as to each Fund.

Effective:    March 31, 2010

Approved:   January 25, 2010, as amended February 12, 2010 and March 31, 2011

STEELPATH MLP FUNDS TRUST
RULE 12b-1 PLAN
CLASS A SHARES

SCHEDULE A

           As noted in paragraph 1 of the attached Plan, the following Funds have adopted The SteelPath MLP Funds Trust Rule 12b-1 Plan for Class A Shares:

SteelPath MLP Select 40 Fund
SteelPath MLP Alpha Fund
SteelPath MLP Income Fund
SteelPath MLP Alpha Plus Fund

Dated:  April 27, 2011